Exhibit 99.2

July 22, 2021

Twitter Announces Second Quarter 2021 Results

Reports Total Revenue of $1.19 Billion and 11% Year-over-Year Growth in Monetizable Daily Active Usage (mDAU)

SAN FRANCISCO, California - Twitter, Inc. (NYSE: TWTR) today announced financial results for its second quarter 2021.

“As we enter the second half of 2021, we are shipping more, learning faster, and hiring remarkable talent," said Jack Dorsey, Twitter’s CEO. “For example, our increased shipping cadence contributed to reaching 206 million average monetizable DAU (mDAU) in Q2, up 11% year over year and 3% quarter over quarter. There’s a tremendous opportunity to get the whole world to use Twitter.”

“We delivered better-than-expected performance across all major products and geographies while growing our audience,” said Ned Segal, Twitter’s CFO. “We continued to make significant progress on our direct response and brand products with updated ad formats, improved measurement, and better prediction. We are driving more value for advertisers with our strong push into performance-based advertising and expanded offerings for small and medium-sized businesses.”

Second Quarter 2021 Operational and Financial Highlights

Except as otherwise stated, all financial results discussed below are presented in accordance with generally accepted accounting principles in the United States of America, or GAAP. As supplemental information, we have provided certain non-GAAP financial measures in this press release’s supplemental tables, and such supplemental tables include a reconciliation of these non-GAAP measures to our GAAP results. The sum of individual metrics may not always equal total amounts indicated due to rounding.
•Q2 revenue totaled $1.19 billion, an increase of 74% year over year.
◦Advertising revenue totaled $1.05 billion, an increase of 87% year over year, or 85% on a constant currency basis.
▪Total ad engagements increased 32% year over year.
▪Cost per engagement (CPE) increased 42% year over year.
◦Data licensing and other revenue totaled $137 million, an increase of 13% year over year.
◦US revenue totaled $653 million, an increase of 79% year over year.
◦International revenue totaled $537 million, an increase of 69% year over year, or 64% on a constant currency basis.

•Q2 costs and expenses totaled $1.16 billion, an increase of 21% year over year. This resulted in operating income of $30 million and 3% operating margin, compared to an operating loss of $274 million, or -40% operating margin for the same period in 2020. The year ago period includes a non-recurring expense of $150 million related to an ongoing FTC matter.

•Stock-based compensation (SBC) expense grew 34% year over year to $178 million and was approximately 15% of total revenue.

•Q2 net income was $66 million, representing a net margin of 6% and diluted EPS of $0.08. This compares to a net loss of $1.38 billion, a net margin of -202%, and diluted EPS of ($1.75) in the same period of the previous year. Excluding the impact of the income tax expense due to the establishment of a valuation allowance driven primarily by COVID-19, Q2 2020 adjusted net loss was $277 million, representing an adjusted net margin of -40% and adjusted diluted EPS of ($0.35).

•Net cash provided by operating activities in the quarter was $382 million, compared to $201 million in the same period last year. Capital expenditures totaled $276 million, compared to $162 million in the same period last year, driven by infrastructure investments in data center build-outs to support audience growth and product innovation.

•Average monetizable daily active users (mDAU) were 206 million for Q2, compared to 186 million in the same period of the previous year and compared to 199 million in the previous quarter.
◦Average US mDAU were 37 million for Q2, compared to 36 million in the same period of the previous year and 38 million in the previous quarter.
◦Average international mDAU were 169 million for Q2, compared to 150 million in the same period of the previous year and 162 million in the previous quarter.

Outlook

Given our execution and confidence in our strategy as we enter the second half of the year, we’re updating our outlook for expense growth and revenue. We now expect headcount, along with total costs and expenses, to grow 30% or more for the full year of 2021 with a focus on engineering and product. As you’d expect, incremental headcount investments in 2021 will flow into our annual expense base in 2022. We continue to expect total revenue to grow faster than expenses in 2021 — assuming the global pandemic continues to improve and that we continue to see modest impact from the rollout of changes associated with iOS 14.5. How much faster will depend on various factors, including our execution on our direct response roadmap and macroeconomic factors.

For Q3’21:
•Total revenue is expected to be between $1.22 billion and $1.3 billion.
•GAAP operating income is expected to be between a loss of $50 million and break even.

For FY21:
•Stock-based compensation expense is expected to be approximately $600 million.
•Capital expenditures are expected to be between $900 million and $950 million.

Note that our outlook for Q3 and the full year 2021 reflects foreign exchange rates as of July 2021.

For more information regarding the non-GAAP financial measures discussed in this press release, please see "Non-GAAP Financial Measures" and the reconciliations of these non-GAAP financial measures to the most directly comparable financial measures calculated in accordance with GAAP below.

Appendix

Second Quarter 2021 Webcast and Conference Call Details
Twitter will host a conference call today, Thursday, July 22, 2021, at 3pm Pacific Time (6pm Eastern Time) to discuss financial results for the second quarter of 2021. The company will be following the conversation about the earnings announcement on Twitter. To have your questions considered during the Q&A, Tweet your question to @TwitterIR using $TWTR. To listen to a live audio webcast, please visit the company’s Investor Relations page at investor.twitterinc.com. Twitter has used, and intends to continue to use, its Investor Relations website and the Twitter accounts of @jack, @nedsegal, @Twitter, and @TwitterIR as means of disclosing material nonpublic information and for complying with its disclosure obligations under Regulation FD.

Third Quarter Earnings Release Details
Twitter expects to release financial results for the third quarter of 2021 on October 26, 2021, after market close. Twitter will host a conference call on the same day to discuss these financial results at 3pm Pacific Time (6pm Eastern Time).

About Twitter, Inc. (NYSE: TWTR)
Twitter (NYSE: TWTR) is what’s happening and what people are talking about right now. To learn more, visit about.twitter.com and follow @Twitter. Let’s talk.

A Note About Metrics
Twitter defines monetizable daily active usage or users (mDAU) as people, organizations, or other accounts who logged in or were otherwise authenticated and accessed Twitter on any given day through twitter.com or Twitter applications that are able to show ads. Average mDAU for a period represents the number of mDAU on each day of such period divided by the number of days for such period. Changes in mDAU are a measure of changes in the size of our daily logged in or otherwise authenticated active total accounts. To calculate the year-over-year change in mDAU, we subtract the average mDAU for the three months ended in the previous year from the average mDAU for the same three months ended in the current year and divide the result by the average mDAU for the three months ended in the previous year. Additionally, our calculation of mDAU is not based on any standardized industry methodology and is not necessarily calculated in the same manner or comparable to similarly titled measures presented by other companies. Similarly, our measures of mDAU growth and engagement may differ from estimates published by third parties or from similarly titled metrics of our competitors due to differences in methodology.

The numbers of mDAU presented in our earnings materials are based on internal company data. While these numbers are based on what we believe to be reasonable estimates for the applicable period of measurement, there are inherent challenges in measuring usage and engagement across our large number of total accounts around the world. Furthermore, our metrics may be impacted by our information quality efforts, which are our overall efforts to reduce malicious activity on the service, inclusive of spam, malicious automation, and fake accounts. For example, there are a number of false or spam accounts in existence on our platform. We have performed an internal review of a sample of accounts and estimate that the average of false or spam accounts during the second quarter of 2021 represented fewer than 5% of our mDAU during the quarter. The false or spam accounts for a period represents the average of false or spam accounts in the samples during each monthly analysis period during the quarter. In making this determination, we applied significant judgment, so our estimation of false or spam accounts may not accurately represent the actual number of such accounts, and the actual number of false or spam accounts could be higher than we have estimated. We are continually seeking to improve our ability to estimate the total number of spam accounts and eliminate them from the calculation of our mDAU, and have made improvements in our spam detection capabilities that have resulted in the suspension of a large number of spam, malicious automation, and fake accounts. We intend to continue to make such improvements. After we determine an account is spam, malicious automation, or fake, we stop counting it in our mDAU, or other related metrics. We also treat multiple accounts held by a single person or organization as multiple mDAU because we permit people and organizations to have more than one account. Additionally, some accounts used by organizations are used by many people within the organization. As such, the calculations of our mDAU may not accurately reflect the actual number of people or organizations using our platform.

In addition, geographic location data collected for purposes of reporting the geographic location of our mDAU is based on the IP address or phone number associated with the account when an account is initially registered on Twitter. The IP address or phone number may not always accurately reflect a person’s actual location at the time they engaged with our platform. For example, someone accessing Twitter from the location of the proxy server that the person connects to rather than from the person’s actual location.

We regularly review and may adjust our processes for calculating our internal metrics to improve their accuracy.

Forward-Looking Statements
This press release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. Forward-looking statements generally relate to future events or Twitter's future financial or operating performance. In some cases, you can identify forward-looking statements because they contain words such as "may," "will," "should," "expects," "plans," "anticipates," "going to," "could," "intends," "target," "projects," "contemplates," "believes," "estimates," "predicts," "potential," or "continue," or the negative of these words or other similar terms or expressions that concern Twitter's expectations, strategy, priorities, plans, or intentions. Forward-looking statements in this press release include, but are not limited to, statements regarding Twitter’s future financial and operating performance, including its growth opportunities and its outlook and guidance and assumptions underlying such outlook and guidance, the impact of the COVID-19 pandemic and the timing of recovery from the pandemic on Twitter’s operations and personnel, on commercial activity and advertiser demand across Twitter’s platform, and on Twitter’s operating results, as well as on worldwide and regional economies; the impact of the rollout of iOS 14.5 on Twitter’s business and operating results; and Twitter’s expectations regarding future headcount growth and other costs and expenses, including its SBC expenses. Twitter's expectations and beliefs regarding these matters may not materialize, and actual results in future periods are subject to risks and uncertainties, including changes in our plans or assumptions, that could cause actual results to differ materially from those projected. These risks include the possibility that: the COVID-19 pandemic and related impacts will continue to adversely impact our business, financial condition, and operating results and the achievement of our strategic objectives, as well as the markets in which we operate and worldwide and regional economies; Twitter's total accounts and engagement do not grow or decline; Twitter’s strategies, priorities, or plans take longer to execute than anticipated; Twitter's new products and product features do not meet expectations or fail to drive mDAU growth; advertisers continue to reduce or discontinue their spending on Twitter; data partners reduce or discontinue their purchases of data licenses from Twitter; and Twitter experiences expenses that exceed its expectations. The forward-looking statements contained in this press release are also subject to other risks and uncertainties, including those more fully described in Twitter's Annual Report on Form 10-K for the fiscal year ended December 31, 2020, and Twitter's Quarterly Report on Form 10-Q for the fiscal quarter ended March 31, 2021, filed with the Securities and Exchange Commission. Additional information will also be set forth in Twitter's Quarterly Report on Form 10-Q for the fiscal quarter ended June 30, 2021. The forward-looking statements in this press release are based on information available to Twitter as of the date hereof, and Twitter disclaims any obligation to update any forward-looking statements, except as required by law.

Non-GAAP Financial Measures
To supplement Twitter's financial information presented in accordance with generally accepted accounting principles in the United States of America, or GAAP, Twitter considers certain financial measures that are not prepared in accordance with GAAP, including revenues excluding foreign exchange effect, which we refer to as on a constant currency basis, non-GAAP income (loss) before income taxes, non-GAAP provision for (benefit from) income taxes, non-GAAP net income (loss), non-GAAP diluted net income (loss) per share, adjusted EBITDA, non-GAAP costs and expenses, adjusted net income (loss), adjusted net margin, adjusted diluted net income (loss) per share, and adjusted free cash flow. In order to present revenues on a constant currency basis for the fiscal quarter ended June 30, 2021, Twitter translated the applicable measure using the prior year's monthly exchange rates for its settlement currencies other than the US dollar. Twitter defines non-GAAP income (loss) before income taxes as income (loss) before income taxes adjusted to exclude stock-based compensation expense, amortization of acquired intangible assets, non-cash interest expense related to convertible notes, non-cash expense related to acquisitions, impairment (gain) on investments in privately held companies, restructuring charges, and one-time non-recurring gain, if any; Twitter defines non-GAAP provision for (benefit from) income taxes as the current and deferred income tax expense commensurate with the non-GAAP measure of profitability using the estimated annual effective tax rate, which is dependent on the jurisdictional mix of earnings; and Twitter defines non-GAAP net income (loss) as net income (loss) adjusted to exclude stock-based compensation expense, amortization of acquired intangible assets, non-cash interest expense related to convertible notes, non-cash expense related to acquisitions, impairment (gain) on investments in privately held companies, restructuring charges, and one-time non-recurring gain, if any, and adjustment to income tax expense based on the non-GAAP measure of profitability using the estimated annual effective tax rate, which is dependent on the jurisdictional mix of earnings. Non-GAAP diluted net income (loss) per share is calculated by dividing non-GAAP net income (loss) by the non-GAAP diluted shares. When the convertible notes are dilutive, interest expense, net of tax, is added back to non-GAAP net income to calculate non-GAAP diluted net income per share. The non-GAAP diluted shares are GAAP diluted shares plus the potential additional common stock impact of the convertible senior notes that were anti-dilutive for the GAAP diluted share calculation. Twitter defines adjusted EBITDA as net income (loss) adjusted to exclude stock-based compensation expense, depreciation and amortization expense, interest and other expense, net, provision for (benefit from) income taxes, restructuring charges, and one-time non-recurring gain, if any. Twitter defines non-GAAP costs and expenses as total costs and expenses adjusted to exclude stock-based compensation expense, amortization of acquired intangible assets, non-cash expense related to acquisitions, restructuring charges, and one-time non-recurring gain, if any. We have presented adjusted net income (loss) solely to exclude the income tax provision from the establishment of a valuation allowance against the deferred tax assets in the three and six months ended June 30, 2020, and no other adjustments were made in the calculation of this measure. Adjusted net margin is calculated by dividing adjusted net income (loss) by GAAP revenue. Adjusted diluted net income (loss) per share is calculated by dividing adjusted net income (loss) by the GAAP diluted shares. When the convertible notes are dilutive, interest expense, net of tax, is added back to adjusted net income to calculate adjusted diluted net income per share. Adjusted free cash flow is GAAP net cash provided by operating activities less capital expenditures (i.e., purchases of property and equipment including equipment purchases that were financed through finance leases, less proceeds received from the disposition of property and equipment).

Twitter is presenting these non-GAAP financial measures to assist investors in seeing Twitter's operating results through the eyes of management, and because it believes that these measures provide an additional tool for investors to use in comparing Twitter's core business operating results over multiple periods with other companies in its industry.

Twitter believes that revenues on a constant currency basis, non-GAAP income (loss) before income taxes, non-GAAP provision for (benefit from) income taxes, non-GAAP net income (loss), non-GAAP diluted net income (loss) per share, adjusted EBITDA, non-GAAP costs and expenses, adjusted net income (loss), adjusted net margin, and adjusted diluted net income (loss) per share provide useful information about its operating results, enhance the overall understanding of Twitter's past performance and future prospects, and allow for greater transparency with respect to key metrics used by Twitter's management in its financial and operational decision-making. Twitter uses these measures to establish budgets and operational goals for managing its business and evaluating its performance.

Twitter believes that revenues on a constant currency basis is a useful metric that facilitates comparison to its historical performance. Twitter believes that non-GAAP net income (loss), non-GAAP diluted net income (loss) per share, adjusted EBITDA, non-GAAP costs and expenses, adjusted net income (loss), adjusted net margin, and adjusted diluted net income (loss) per share help identify underlying trends in its business that could otherwise be masked by expenses and one-time gains or charges, or the effects of the tax provisions from the establishment of a valuation allowance against deferred tax assets described above, which are non-operating expenses.

In addition, Twitter believes that adjusted free cash flow provides useful information to management and investors about the amount of cash from operations and that it is typically a more conservative measure of cash flows. However, adjusted free cash flow does not necessarily represent funds available for discretionary use and is not necessarily a measure of its ability to fund its cash needs.

These non-GAAP financial measures should not be considered in isolation from, or as a substitute for, financial information prepared in accordance with GAAP. These non-GAAP financial measures are not based on any standardized methodology prescribed by GAAP and are not necessarily comparable to similarly titled measures presented by other companies.

Contacts

Investors:
ir@twitter.com

Press:
press@twitter.com

TWITTER, INC.
CONDENSED CONSOLIDATED BALANCE SHEETS
(In thousands)
(Unaudited)

	June 30, 2021	December 31, 2020
Assets
Current assets:
Cash and cash equivalents	$4,125,595	$1,988,429
Short-term investments	4,481,468	5,483,873
Accounts receivable, net	954,265	1,041,743
Prepaid expenses and other current assets	166,813	123,063
Total current assets	9,728,141	8,637,108
Property and equipment, net	1,884,790	1,493,794
Operating lease right-of-use assets	1,153,017	930,139
Intangible assets, net	57,513	58,338
Goodwill	1,325,200	1,312,346
Deferred tax assets, net	936,121	796,326
Other assets	238,443	151,039
Total assets	$15,323,225	$13,379,090
Liabilities and stockholders’ equity
Current liabilities:
Accounts payable	$325,446	$194,281
Accrued and other current liabilities	775,102	663,532
Convertible notes, short-term	953,565	917,866
Operating lease liabilities, short-term	203,806	177,147
Total current liabilities	2,257,919	1,952,826
Convertible notes, long-term	3,554,847	1,875,878
Senior notes, long-term	693,491	692,994
Operating lease liabilities, long-term	1,026,006	819,748
Deferred and other long-term tax liabilities, net	40,791	31,463
Other long-term liabilities	34,043	36,099
Total liabilities	7,607,097	5,409,008
Stockholders’ equity:
Common stock	4	4
Additional paid-in capital	8,457,717	9,167,138
Treasury stock	(5,298)	(5,297)
Accumulated other comprehensive loss	(89,056)	(66,094)
Accumulated deficit	(647,239)	(1,125,669)
Total stockholders’ equity	7,716,128	7,970,082
Total liabilities and stockholders’ equity	$15,323,225	$13,379,090

TWITTER, INC.
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(In thousands, except per share data)
(Unaudited)

	Three Months Ended June 30,		Six Months Ended June 30,
	2021	2020	2021	2020
Revenue	$1,190,427	$683,438	$2,226,445	$1,491,075
Costs and expenses
Cost of revenue	416,932	288,039	797,940	572,076
Research and development	299,859	215,806	550,568	416,194
Sales and marketing	301,902	207,286	536,494	428,573
General and administrative (1)	141,482	246,237	259,009	355,605
Total costs and expenses	1,160,175	957,368	2,144,011	1,772,448
Income (loss) from operations	30,252	(273,930)	82,434	(281,373)
Interest expense	(13,893)	(39,828)	(27,078)	(73,098)
Interest income	9,202	25,013	20,203	57,910
Other income (expense), net	55,739	(361)	55,745	(8,080)
Income (loss) before income taxes	81,300	(289,106)	131,304	(304,641)
Provision (benefit) for income taxes	15,651	1,088,899	(2,350)	1,081,760
Net income (loss)	$65,649	$(1,378,005)	$133,654	$(1,386,401)
Net income (loss) per share:
Basic	$0.08	$(1.75)	$0.17	$(1.77)
Diluted	$0.08	$(1.75)	$0.16	$(1.77)
Numerator used to compute net income (loss) per share:
Basic	$65,649	$(1,378,005)	$133,654	$(1,386,401)
Diluted	$68,501	$(1,378,005)	$138,896	$(1,386,401)
Weighted-average shares used to compute net income (loss) per share:
Basic	796,472	785,909	795,992	783,303
Diluted	869,180	785,909	870,622	783,303

(1) In July 2020, prior to our filing of our Form 10-Q for the second quarter of 2020, we received a draft complaint from the Federal Trade Commission and recorded $150 million in general and administrative expenses in the consolidated statements of operations in the three and six months ended June 30, 2020.

TWITTER, INC.
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(In thousands)
(Unaudited)

	Three Months Ended June 30,		Six Months Ended June 30,
	2021	2020	2021	2020
Cash flows from operating activities
Net income (loss)	$65,649	$(1,378,005)	$133,654	$(1,386,401)
Adjustments to reconcile net income (loss) to net cash provided by operating activities:
Depreciation and amortization expense	134,812	123,837	265,864	244,486
Stock-based compensation expense	178,202	132,876	289,075	230,779
Amortization of discount on convertible notes	—	26,556	—	48,060
Bad debt expense	1,796	3,428	391	17,495
Deferred income taxes	856	(19,013)	(23,017)	(26,037)
Deferred tax assets valuation allowance establishment	—	1,101,374	—	1,101,374
Impairment (gain) on investments in privately-held companies	(51,894)	500	(51,894)	8,503
Other adjustments	(3,272)	3,240	1,467	(5,185)
Changes in assets and liabilities, net of assets acquired and liabilities assumed from acquisitions:
Accounts receivable	(100,328)	65,349	88,969	234,281
Prepaid expenses and other assets	36,469	9,209	(44,520)	2,957
Operating lease right-of-use assets	54,803	39,368	104,049	78,117
Accounts payable	27,626	(11,754)	2,818	(26,234)
Accrued and other liabilities	92,861	143,743	99,243	4,575
Operating lease liabilities	(55,613)	(39,692)	(93,948)	(78,987)
Net cash provided by operating activities	381,967	201,016	772,151	447,783
Cash flows from investing activities
Purchases of property and equipment	(279,195)	(164,416)	(460,376)	(287,083)
Proceeds from sales of property and equipment	3,002	2,282	4,837	3,905
Purchases of marketable securities	(794,866)	(1,889,234)	(2,165,696)	(3,122,764)
Proceeds from maturities of marketable securities	863,076	1,355,500	2,084,537	2,481,134
Proceeds from sales of marketable securities	25,191	136,416	1,092,794	858,669
Purchases of investments in privately-held companies	(630)	—	(31,497)	(1,339)
Investments in Finance Justice Fund	(12,500)	—	(22,700)	—
Business combinations, net of cash acquired	(14,559)	(19,505)	(22,937)	(34,285)
Other investing activities	700	—	(8,385)	(11,050)
Net cash provided by (used in) investing activities	(209,781)	(578,957)	470,577	(112,813)
Cash flows from financing activities
Proceeds from issuance of convertible notes	—	—	1,437,500	1,000,000
Purchases of convertible note hedges	—	—	(213,469)	—
Proceeds from issuance of warrants concurrent with note hedges	—	—	161,144	—
Debt issuance costs	—	—	(16,769)	(14,662)
Repurchases of common stock	(333,812)	—	(495,364)	—
Taxes paid related to net share settlement of equity awards	(4,928)	(2,925)	(15,497)	(14,618)
Payments of finance lease obligations	—	(6,490)	(565)	(16,456)
Proceeds from exercise of stock options	28	118	1,986	423
Proceeds from issuances of common stock under employee stock purchase plan	39,531	34,395	39,531	34,395
Net cash provided by (used in) financing activities	(299,181)	25,098	898,497	989,082
Net increase (decrease) in cash, cash equivalents and restricted cash	(126,995)	(352,843)	2,141,225	1,324,052
Foreign exchange effect on cash, cash equivalents and restricted cash	4,019	(3,830)	(3,999)	(15,778)
Cash, cash equivalents and restricted cash at beginning of period	4,271,478	3,492,613	2,011,276	1,827,666
Cash, cash equivalents and restricted cash at end of period	$4,148,502	$3,135,940	$4,148,502	$3,135,940
Supplemental disclosures of non-cash investing and financing activities
Common stock issued in connection with acquisitions	$—	$—	$—	$1,312
Changes in accrued property and equipment purchases	$81,227	$1,737	$138,257	$40,249
Reconciliation of cash, cash equivalents and restricted cash as shown in the consolidated statements of cash flows
Cash and cash equivalents	$4,125,595	$3,112,454	$4,125,595	$3,112,454
Restricted cash included in prepaid expenses and other current assets	3,286	2,900	3,286	2,900
Restricted cash included in other assets	19,621	20,586	19,621	20,586
Total cash, cash equivalents and restricted cash	$4,148,502	$3,135,940	$4,148,502	$3,135,940

TWITTER, INC.
RECONCILIATION OF GAAP TO NON-GAAP FINANCIAL MEASURES
(In thousands, except per share data)
(Unaudited)

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2021	2020	2021	2020
Non-GAAP net income (loss):
Net income (loss) (1)	$65,649	$(1,378,005)	$133,654	$(1,386,401)
Exclude: Provision (benefit) for income taxes	15,651	1,088,899	(2,350)	1,081,760
Income (loss) before income taxes	81,300	(289,106)	131,304	(304,641)
Stock-based compensation expense	178,202	132,876	289,075	230,779
Amortization of acquired intangible assets	11,732	7,519	19,839	12,560
Non-cash interest expense related to convertible notes (2)	—	26,556	—	48,060
Impairment (gain) on investments in privately-held companies	(51,894)	500	(51,894)	8,503
Non-GAAP income (loss) before income taxes	219,340	(121,655)	388,324	(4,739)
Non-GAAP provision for income taxes (3)	44,821	1,118,723	72,594	1,148,231
Non-GAAP net income (loss)	$174,519	$(1,240,378)	$315,730	$(1,152,970)
Non-GAAP diluted net income (loss) per share:
Non-GAAP net income (loss)	$174,519	$(1,240,378)	$315,730	$(1,152,970)
Plus: interest expense on convertible notes, net of tax (4)	5,100	—	9,690	—
Numerator used to compute non-GAAP diluted net income (loss) per share	$179,619	$(1,240,378)	$325,420	$(1,152,970)
GAAP diluted shares (5)	869,180	785,909	870,622	783,303
Non-GAAP dilutive securities (6)	12,287	—	12,287	—
Non-GAAP diluted shares	881,467	785,909	882,909	783,303
Non-GAAP diluted net income (loss) per share	$0.20	$(1.58)	$0.37	$(1.47)
Adjusted EBITDA:
Net income (loss) (1)	$65,649	$(1,378,005)	$133,654	$(1,386,401)
Stock-based compensation expense	178,202	132,876	289,075	230,779
Depreciation and amortization expense	134,812	123,837	265,864	244,486
Interest and other expense (income), net	(51,048)	15,176	(48,870)	23,268
Provision (benefit) for income taxes	15,651	1,088,899	(2,350)	1,081,760
Adjusted EBITDA	$343,266	$(17,217)	$637,373	$193,892
Stock-based compensation expense by function:
Cost of revenue	$13,120	$8,996	$21,852	$14,752
Research and development	103,312	77,988	168,468	138,575
Sales and marketing	36,371	29,183	57,542	48,022
General and administrative	25,399	16,709	41,213	29,430
Total stock-based compensation expense	$178,202	$132,876	$289,075	$230,779
Amortization of acquired intangible assets by function:
Cost of revenue	$6,973	$7,519	$13,472	$12,560
Research and development	4,609	—	6,117	—
Sales and marketing	150	—	250	—
Total amortization of acquired intangible assets	$11,732	$7,519	$19,839	$12,560
Non-GAAP costs and expenses:
Total costs and expenses	$1,160,175	$957,368	$2,144,011	$1,772,448
Less: stock-based compensation expense	(178,202)	(132,876)	(289,075)	(230,779)
Less: amortization of acquired intangible assets	(11,732)	(7,519)	(19,839)	(12,560)
Total non-GAAP costs and expenses	$970,241	$816,973	$1,835,097	$1,529,109

TWITTER, INC.
RECONCILIATION OF GAAP TO NON-GAAP FINANCIAL MEASURES
(In thousands, except per share data)
(Unaudited)
(Continued)

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2021	2020	2021	2020
Adjusted free cash flow:
Net cash provided by operating activities	$381,967	$201,016	$772,151	$447,783
Less: purchases of property and equipment	(279,195)	(164,416)	(460,376)	(287,083)
Plus: proceeds from sales of property and equipment	3,002	2,282	4,837	3,905
Adjusted free cash flow	$105,774	$38,882	$316,612	$164,605
Adjusted net income (loss):
Net income (loss) (1)	$65,649	$(1,378,005)	$133,654	$(1,386,401)
Exclude: provision for deferred tax assets valuation allowance (7)	—	1,101,374	—	1,101,374
Adjusted net income (loss)	$65,649	$(276,631)	$133,654	$(285,027)
Adjusted diluted net income (loss) per share:
Adjusted net income (loss)	$65,649	$(276,631)	$133,654	$(285,027)
Plus: interest expense on convertible notes, net of tax (8)	2,852	—	5,242	—
Numerator used to compute adjusted diluted net income (loss) per share	$68,501	$(276,631)	$138,896	$(285,027)
GAAP diluted shares	869,180	785,909	870,622	783,303
Adjusted diluted net income (loss) per share	$0.08	$(0.35)	$0.16	$(0.36)

(1) In July 2020, prior to our filing of our Form 10-Q for the second quarter of 2020, we received a draft complaint from the Federal Trade Commission and recorded $150 million in general and administrative expenses in the consolidated statements of operations in the three and six months ended June 30, 2020.

(2) The Company adopted the new accounting standard update to simplify the accounting for convertible debt on January 1, 2021 using the modified retrospective method. The adoption eliminates the non-cash interest expense related to the conversion features of the convertible notes beginning in the first quarter of 2021.

(3) The non-GAAP provision for income taxes for the three and six months ended June 30, 2020 includes a provision for income taxes of $1.11 billion related to the establishment of a valuation allowance against deferred tax assets.

(4) In the three and six months ended June 30, 2021, interest expense on the 2021 convertible notes, 2024 convertible notes, 2025 convertible notes, and 2026 convertible notes, net of any income tax effects, are added back to the numerator for purposes of the if-converted method used to calculate non-GAAP diluted net income per share upon adoption of the new accounting standard update to simplify the accounting for convertible debt as of January 1, 2021.

(5) Gives effect to potential common stock instruments such as stock options, RSUs, shares to be issued under ESPP, unvested restricted stocks, the convertible notes, and warrants. There is no dilutive effect of the common stock instruments, the convertible notes, or the related hedge and warrant transactions in the three and six months ended June 30, 2020 due to the GAAP net loss position. GAAP diluted shares in the three and six months ended June 30, 2021 reflect the dilutive effect of the 2024 convertible notes, 2025 convertible notes, and 2026 convertible notes upon adoption of the new accounting standard update to simplify the accounting for convertible debt as of January 1, 2021. In the three and six months ended June 30, 2021, the 2021 convertible notes were not included in the computation of GAAP diluted shares as the effect of including these shares in the calculation would have been anti-dilutive.

(6) In the three and six months ended June 30, 2021, the 2021 convertible notes were included in the computation of Non-GAAP diluted shares as the effect of including these shares in the calculation is dilutive.

(7) The provision for deferred tax assets valuation allowance in the three and six months ended June 30, 2020 is related to the establishment of a valuation allowance against deferred tax assets.
(8) In the three and six months ended June 30, 2021, interest expense on the 2024 convertible notes, 2025 convertible notes and 2026 convertible notes, net of any income tax effects, are added back to the numerator for purposes of the if-converted method used to calculate adjusted diluted net income per share upon adoption of the new accounting standard update to simplify the accounting for convertible debt as of January 1, 2021.

TWITTER, INC.
RECONCILIATION OF GAAP REVENUE TO NON-GAAP CONSTANT CURRENCY REVENUE
(In millions)
(Unaudited)

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2021	2020	2021	2020
Revenue, advertising revenue, data licensing and other revenue, international revenue and international advertising revenue excluding foreign exchange effect (1):
Revenue	$1,190	$683	$2,226	$1,491
Foreign exchange effect on 2021 revenue using 2020 rates	(15)		(26)
Revenue excluding foreign exchange effect	$1,175		$2,200
Revenue year-over-year change percent	74%		49%
Revenue excluding foreign exchange effect year-over-year change percent	72%		48%

Advertising revenue	$1,053	$562	$1,952	$1,244
Foreign exchange effect on 2021 advertising revenue using 2020 rates	(15)		(26)
Advertising revenue excluding foreign exchange effect	$1,038		$1,926
Advertising revenue year-over-year change percent	87%		57%
Advertising revenue excluding foreign exchange effect year-over-year change percent	85%		55%

Data licensing and other revenue	$137	$121	$274	$247
Foreign exchange effect on 2021 data licensing and other revenue using 2020 rates	—		—
Data licensing and other revenue excluding foreign exchange effect	$137		$274
Data licensing and other revenue year-over-year change percent	13%		11%
Data licensing and other revenue excluding foreign exchange effect year-over-year change percent	13%		11%

International revenue	$537	$319	$1,017	$658
Foreign exchange effect on 2021 international revenue using 2020 rates	(15)		(26)
International revenue excluding foreign exchange effect	$522		$991
International revenue year-over-year change percent	69%		55%
International revenue excluding foreign exchange effect year-over-year change percent	64%		51%

International advertising revenue	$491	$279	$926	$579
Foreign exchange effect on 2021 international advertising revenue using 2020 rates	(15)		(26)
International advertising revenue excluding foreign exchange effect	$476		$900
International advertising revenue year-over-year change percent	76%		60%
International advertising revenue excluding foreign exchange effect year-over-year change percent	71%		55%

(1) The sum of individual amounts may not always equal total amounts indicated due to rounding.